EXHIBIT 99.1
For Immediate Release

Contact:	Norman Black 404-828-7593
UPS NAMES ABNEY CHIEF OPERATING OFFICER
Gershenhorn to Direct UPS International
     ATLANTA, Jan. 8, 2007 — UPS (NYSE:UPS) today announced the elevation of David Abney to the post of chief operating officer and the promotion of Alan Gershenhorn to replace Abney as president of UPS International.
     Abney also assumes the role of president of UPS Airlines in replacing John Beystehner, who retired last week after 36 years of service. Gershenhorn is currently based in Brussels, where he previously headed the operations of UPS Supply Chain Solutions in Europe, Asia, the Middle East and Africa.
     In his role as chief operating officer, Abney will be responsible for international operations, U.S. package operations, global transportation, labor and all freight activities.
     “David and Alan honed their managerial skills with a broad range of assignments around the world. They have helped break new ground for our company and have successfully led us into new areas of growth and opportunity,” said Mike Eskew, UPS’s chairman and CEO. “They are extremely well prepared to help lead this company going forward.”
     Abney, 51, has served as the president of UPS International since 2002. A native of Greenwood, Miss., he began his UPS career in 1974 as a part-time loader/unloader and subsequently advanced through a wide variety of jobs. Abney has worked in U.S. package operations, including the role of Utah District manager, as well as directing various freight and logistics operations in the United States, Canada and Latin America.
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     Gershenhorn, 48, became the head of non-operating functions for UPS Supply Chain Solutions in 2004 and subsequently assumed responsibility for all supply chain operations in Europe, Asia, the Middle East and Africa. He joined UPS in 1979 in southeast Texas as a part-time loader/unloader, then moved through a series of positions of increasing responsibility in operations, engineering and marketing. His assignments have taken him to various locations throughout the world, including the role of president of UPS Canada.
     With his promotion, Gershenhorn joins UPS’s Management Committee. It is comprised of the corporation’s 12 most senior executives and oversees UPS’s day-to-day operations.
     UPS, which celebrates its 100th anniversary in 2007, is the world’s largest package delivery company and a global leader in supply chain services, offering an extensive range of options for synchronizing the movement of goods, information and funds. Headquartered in Atlanta, Ga., UPS serves more than 200 countries and territories worldwide. UPS’s stock trades on the New York Stock Exchange (UPS) and the company can be found on the Web at UPS.com. To get UPS news direct, visit pressroom.ups.com/RSS.
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     Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company’s strategic directions, prospects and future results, involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, governmental regulations, our competitive environment, strikes, work stoppages and slowdowns, increases in aviation and motor fuel prices, cyclical and seasonal fluctuations in our operating results, and other risks discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.